Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2022 to 12:01 a.m. on 8/19/2023.

Policy Number: 169906855

Company	Coverage	Premium*

The Advisors’ Inner Circle Fund	$40,000,000	$30,861
The Advisors’ Inner Circle Fund II	$40,000,000	$10,574
The Advisors’ Inner Circle Fund III	$40,000,000	$30,861
Bishop Street Funds	$40,000,000	$97
Catholic Responsible Investments Fund	$40,000,000	$6,614
Causeway Capital Management Trust	$40,000,000	$6,591
SEI Tax Exempt Trust	$40,000,000	$4,252
SEI Daily Income Trust	$40,000,000	$10,574
SEI Institutional International Trust	$40,000,000	$6,608
SEI Institutional Managed Trust	$40,000,000	$24,903
SEI Asset Allocation Trust	$40,000,000	$699
SEI Institutional Investments Trust	$40,000,000	$45,250
SEI Exchange Traded Funds	$40,000,000	$37
Adviser Managed Trust	$40,000,000	$4,515
New Covenant Funds	$40,000,000	$1,134
SEI Structured Credit Fund, L.P.	$40,000,000	$1,589
SEI Catholic Values Trust	$40,000,000	$414
Gallery Trust	$40,000,000	$681
Delaware Wilshire Private Markets Funds	$40,000,000	$44
Frost Family of Funds	$40,000,000	$3,017

*	SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.